Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-116477, 333-106200 and 106200-01) of PPL Energy Supply, LLC of our report dated February 25, 2005, except for the paragraph appearing under “Discontinued Operations” within the “Domestic Generation Projects” section of Note 9, as to which the date is August 31, 2005, relating to the consolidated financial statements and financial statement schedule of PPL Energy Supply, LLC, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 31, 2005